EXHIBIT 3

VOTING AGREEMENT

     This Voting Agreement is dated as of September 20, 2004, by and between Fair Isaac Corporation, a Delaware corporation (the “Buyer”), and Steven J. Braun, an Indiana resident (the “Stockholder”) and stockholder of Braun Consulting, Inc., a Delaware corporation (the “Company”).

RECITALS

     The Company, Buyer, and HSR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Acquisition”), are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which Acquisition shall merge (the “Merger”) with and into the Company and the existing stockholders of the Company shall receive cash in exchange for their shares of common stock of the Company.

     The obligations of the Company, Buyer and Acquisition to effect the Merger pursuant to the Merger Agreement are subject to fulfillment of a condition precedent requiring approval of the stockholders of the Company by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and By-laws.

     The execution and delivery of this Agreement is also a condition precedent to the Buyer entering into the Merger Agreement.

AGREEMENT

     Now, therefore, the parties hereby agree as follows:

     1. Voting; Proxy.

     (a) During the term of this Agreement, at each meeting of the Company’s stockholders convened to consider and vote upon the Merger, the Stockholder agrees to vote (to the extent not voted by the person or persons appointed under the proxy granted under Section 1(b)) all shares of Company Common Stock owned of record by him at the record date for the vote (including, except for any shares for which the Stockholder’s sole voting power results from his having been named as proxy pursuant to the proxy solicitation conducted by the Company in connection with the meeting, any shares of Company Common Stock over which the Stockholder has voting power, by contract or otherwise) in favor of the Merger.

     (b) The Stockholder acknowledges that he has executed and delivered to the Buyer an irrevocable proxy in the form of Annex A hereto.

     2. No Transfer. During the term of this Agreement, the Stockholder agrees that he shall not sell, pledge, assign, or otherwise transfer, or authorize, propose, or agree to the sale, pledge, assignment, or other transfer of, any of his shares of Company Common Stock; provided, however, that Stockholder may transfer his shares of Company Common Stock to any affiliate of Stockholder so long as such person shall have (i) executed a counterpart to this Agreement, and (ii) agreed in writing to hold such Company Common Stock subject to the terms and provisions of this Agreement to the same extent as the Stockholder.

     3. Representations and Warranties. The Stockholder represents and warrants to the Buyer with respect to himself as follows:

     (a) Authority. He has the requisite power and authority to enter into this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by him and constitutes his valid and binding obligation, enforceable against him in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     (b) Title; Authority to Vote Shares. He owns of record and has voting power over 8,265,287 shares of Company Common Stock; and such shares are held by him free and clear of all liens, charges, pledges, restrictions, and encumbrances that would prevent him from performing his obligations hereunder.

     (c) Noncontravention. Neither his execution and delivery of this Agreement, nor his consummation of any of the transactions contemplated hereby, nor his compliance with any of the provisions hereof will violate, conflict with, or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon, any of his properties or assets under any agreement or instrument to which he is a party or any statute, rule, regulation, judgment, order, decree, or other legal requirement applicable to him.

     (d) Litigation. (i) There is no claim, action, proceeding, or investigation pending or, to his knowledge, threatened against or relating to him before any court or governmental or regulatory authority or body, and (ii) he is not subject to any outstanding order, writ, injunction, or decree, that, in the case of clause (i) or (ii), if determined adversely, would prohibit him from performing his obligations hereunder.

     4. Termination. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (a) the Effective Time or (b) the date and time the Merger Agreement is terminated pursuant to its terms, including without limitation, pursuant to Section 5.01(e) thereof. In the event of a termination of this Agreement pursuant to this Section 4, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability or obligation in respect to this Agreement on the part of any party or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall release any party from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated, the proxy of the Stockholder delivered under Section 1(b) hereof shall also immediately terminate and be of no further force or effect, and the Buyer shall promptly return the proxy to the Stockholder.

     5. Director Matters Excluded. The Buyer acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that he may undertake or authorize in his capacity as a member of Company’s Board of Directors, including, without limitation, any vote that the Stockholder may make as a director of the Company with respect to any matter presented to the Company’s Board of Directors.

     6. Miscellaneous.

     (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder to:

Steven J. Braun
c/o Braun Consulting, Inc.
20 West Kinzie Street
Suite 1500
Chicago, Illinois 60610
Fax No.: (312) 984-7375

with a copy to:

Locke Liddell & Sapp LLP
3400 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
Attention: David F. Taylor
Fax No.: (713) 223-3717

If to the Buyer to:

Fair Isaac Corporation
901 Marquette Ave.
Suite 3200
Minneapolis, Minnesota 55402
Attention: General Counsel
Fax No.: (612) 758-5201

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Steven C. Kennedy
Fax No.: (612) 766-1600

     (b) Interpretation. The headings contained in this Agreement are for reference purposes only and do not affect the interpretation of this Agreement.

     (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered the same agreement.

     (d) Entire Agreement. This Agreement (including the documents and instruments referred to herein, and the Merger Agreement), constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.

     (f) Governing Law. This Agreement shall be governed by Delaware law, without regard to the principles of conflicts of law.

     (g) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, heirs, legal representatives, and permitted assigns. The representations, agreements, and obligations of the Stockholder contained herein shall survive the death or incapacity of the Stockholder and shall be binding upon his heirs, personal representatives, successors, and assigns.

     (h) Remedies. In addition to all other remedies available, the parties agree that, in the event of a breach by a party of any of its obligations hereunder, the non-breaching party shall be entitled to specific performance or injunctive relief.

     (i) Defined Terms. All capitalized terms used but not defined herein have the meanings given them in the Merger Agreement.

[signature page follows]

     IN WITNESS WHEREOF, each of the parties have signed this Agreement as of the date first written above.

FAIR ISAAC CORPORATION

By	/s/ Thomas G. Grudnowski
	Its	CEO (Buyer)

/s/ Steven J. Braun Steven J. Braun (Stockholder)

ANNEX A
TO VOTING AGREEMENT

IRREVOCABLE PROXY

     The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints each of Charles M. Osborne and Andrea M. Fike the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination (defined below), all shares of common stock of Braun Consulting, Inc., a Delaware corporation (the “Company”), or other shares of capital stock of the Company entitled to vote on the business to be transacted, (1) registered in the name of the undersigned at the record date for such vote, or (2) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the stockholders of the Company, and at all adjournments thereof, and pursuant to any consent of the stockholders in lieu of a meeting or otherwise, in favor of the Merger (defined below) pursuant to the Agreement (defined below).

     This Proxy is given only with respect to the approval of the merger (the “Merger”) of the Company and HSR Acquisition, Inc., a Delaware corporation (“Acquisition”) and wholly-owned subsidiary of Fair Isaac Corporation, a Delaware corporation (“Buyer”) contemplated by the Agreement and Plan of Merger among the Company, Buyer and Acquisition, dated as of September 20, 2004 (the “Agreement”). The undersigned may vote the Shares on all other matters. This Proxy is given to induce Buyer and Acquisition to enter into the Agreement, is coupled with an interest, and is irrevocable; provided, however, that this Proxy shall terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement, dated as of the date hereof, by and between Buyer and the undersigned (the “Termination”).

     Notwithstanding clause (2) of the first paragraph above, this Proxy shall not include any shares of capital stock of the Company that are not subject to clause (1) of the first paragraph above for which the undersigned’s only voting power results from the undersigned having been named as proxy pursuant to the proxy solicitation conducted by the Company’s Board of Directors in connection with a special or annual meeting of the stockholders of the Buyer and over which the undersigned does not otherwise have voting power with respect thereto.

     The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this 20th day of September, 2004.

Steven J. Braun